Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PhotoMedex, Inc.

We consent to the use of our report incorporated by reference in this registration statement on Form S-3 of PhotoMedex, Inc. of our report dated February 18, 2004, except with respect to the seventh paragraph of Note 9, which is as of March 10, 2004, with respect to the consolidated balance sheets of PhotoMedex, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, incorporated by reference to the registration statement, and to the reference to our firm under the heading “Experts” in this registration statement.

As discussed in Note 1 to the consolidated financial statements, effective, January 1, 2002, PhotoMedex, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 20, 2005